                                                            [LOGO OF Metlife(R)]

First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10066

October 6, 2011

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  First MetLife Investors Variable Annuity Account One
     First MetLife Investors Insurance Company
     File Nos. 333-96775 and 811-08306
     SEC Accession No. 0001193125-11-242520
     Form AW - Withdrawal of amendment to a registration statement filed under the Securities Act

Dear Sir or Madam:

Pursuant to Rule 477(a) under the Securities Act of 1933 ("1933 Act"), First MetLife Investors Insurance Company (the "Depositor") and First MetLife Investors Variable Annuity Account One (the "Registrant") hereby request withdrawal of Registrant's Post-Effective Amendment No. 25 under the 1933 Act, and Amendment No. 248 under the Investment Company Act of 1940, to the above-referenced registration statement filed with the U.S. Securities and Exchange Commission ("Commission") on September 7, 2011 (SEC Accession No. 0001193125-11-242520) (the "Amendment").

The Depositor and the Registrant are requesting withdrawal of the Amendment, consistent with discussions with the Commission staff. No securities were sold in connection with the Amendment.

The Amendment will become effective pursuant to rule 485(a) of the 1933 Act on November 6, 2011. Therefore, the Depositor and the Registrant respectfully request that an order be issued granting this request for withdrawal of the Amendment as soon as is practicable.

Page 2
Securities and Exchange Commission
October 6, 2011


If you have any questions regarding this matter, please contact Thomas Conner of Sutherland Asbill & Brennan LLP at (202) 383-0590.

Sincerely,

First MetLife Investors Insurance Company


/s/ Gregory E. Illson
-------------------------------------
Gregory E. Illson
Vice President

First MetLife Investors Variable
Annuity Account One


/s/ Gregory E. Illson
-------------------------------------
Gregory E. Illson
Vice President

cc:  W. Thomas Conner, Esq.
     Paula Minella, Esq.